UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2019

CareTrust REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-36181	46-3999490
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

905 Calle Amanecer, Suite 300, San Clemente, CA	92673
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (949) 542-3130

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act:  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

As previously disclosed on January 27, 2019, CareTrust REIT, Inc. (the “Company”), through its operating partnership, CTR Partnership, L.P., a Delaware limited partnership (the “Operating Partnership”), entered into a Membership Interest Purchase Agreement (“MIPA”) to acquire from BME Texas Holdings, LLC, in a single transaction, twelve separate real estate assets at closing. The acquisition closed on April 1, 2019, with the Company acquiring 100% of the membership interests in a newly-formed special-purpose limited liability company which owned all twelve real estate assets. The real estate assets acquired include seven skilled nursing facilities and one multi-service campus in Louisiana and three skilled nursing facilities and one continuing care retirement community in Texas (collectively, the “BME Texas Portfolio”). The aggregate purchase price for the BME Texas Portfolio was approximately $215.0 million, inclusive of capital expenditure commitments and transaction costs, and was funded using approximately $185.0 million in borrowings under the Company’s unsecured revolving credit facility with the remainder funded with cash on hand.

In connection with the closing of the acquisition, the Company amended its triple-net master lease with Priority Management Group LLC (“Priority”) and Priority took over operations of the eight newly-acquired Louisiana facilities. The Company also entered into a triple-net master lease with Southwest LTC, Ltd. (“Southwest LTC”), a new operator, and Southwest LTC took over operations of the four newly acquired Texas facilities. The amended lease with Priority has a remaining term of approximately 12.5 years. The lease with Southwest LTC carries an initial term of 15 years, with two five-year renewal options and CPI-based rent escalators.

The foregoing description of the acquisition of the BME Texas Portfolio is qualified in its entirety by reference to the MIPA, a copy of which is filed as Exhibit 2.1 this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information regarding the financing of the acquisition of the BME Texas Portfolio set forth above under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. A description of the Company’s unsecured revolving credit facility and related amended and restated credit and guaranty agreement, dated February 8, 2019, by and among the Operating Partnership, as borrower, the Company, as guarantor, CareTrust GP, LLC, certain of the Operating Partnership’s wholly owned subsidiaries and KeyBank National Association, as administrative agent and the lenders party thereto, is set forth in Item 1.01 in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 11, 2019, which description is incorporated herein by reference.

Item 7.01	Regulation FD Disclosure

On April 2, 2019, the Company issued a press release announcing the closing of the acquisition of the BME Texas Portfolio. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

In addition, the Company has updated its investor presentation, which will be available on the Company’s website at www.CareTrustREIT.com in the “Events & Presentations” tab of the “Investors” section, beginning on April 2, 2019 at approximately 7:30 a.m. Eastern Daylight Time. The furnishing of these materials is not intended to constitute a representation that such furnishing is required by Regulation FD or other securities laws, or that the presentation materials include material investor information that is not otherwise publicly available. In addition, the Company does not assume any obligation to update such information in the future.

Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section and shall not be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in any such filing.

Item 9.01	Financial Statements and Exhibits

(a)	Financial Statements of Businesses Acquired.

As permitted by Form 8-K, the financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after April 5, 2019.

(b)	Pro Forma Financial Information

As permitted by Form 8-K, the pro forma financial statements required by Item 9.01(b) of Form 8-K will be filed by amendment to this Current Report on Form 8-K not later than 71 calendar days after April 5, 2019.

(d)	Exhibits.

Exhibit No.	Description
2.1*	Membership Interest Purchase Agreement, dated as of January 27, 2019, by and between BME Texas Holdings LLC and CTR Partnership, L.P.

99.1	Press Release of the Company, dated April 2, 2019.

*

Schedules and exhibits are being omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CARETRUST REIT, INC.

By:	/s/ William M. Wagner
Name:	William M. Wagner
Title:	Chief Financial Officer, Treasurer and Secretary

Date: April 2, 2019